Exhibit 23.1

CONSENT OF MKM ENGINEERING

We hereby consent to (i) the use of the name MKM Engineering, (ii) references to MKM Engineering as an independent oil and gas engineering consulting firm, and (iii) the use of information from our Appraisal of Certain Oil and Gas Interests owned by Permex Petroleum Corporation located in New Mexico and Texas as of September 30, 2023 (the “2023 Appraisal Report”) as well as our Appraisal of Certain Oil and Gas Interests owned by Permex Petroleum Corporation located in New Mexico and Texas as of September 30, 2022 (the “2022 Appraisal Report” and together with the 2023 Appraisal Report, the “Appraisal Reports”), which contain our opinion of the proved reserves and future net revenue of Permex Petroleum as of September 30 2023 and September 30. 2022, respectively, in the Permex Petroleum Corporation Annual Report on Form 10-K for the year ended September 30, 2023 (the “Form 10-K”). We further consent to the inclusion of our Appraisal Reports as Exhibits 99.1 and 99.2 in the Form 10-K.

MKM ENGINEERING
Texas Registered Engineering Firm F-009733

By	/s/ Michele K. Mudrone
Name:	Michele K. Mudrone
Title:	Professional Engineer